Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2016 Fourth Quarter and Full Year Results

•	Fourth quarter EPS $1.77 as reported, or $1.90 adjusted for realignment expenses

•	Strong fourth quarter segment operating margins of 14.8% as reported, or 15.6 % adjusted

•	Company sets guidance for fiscal year 2017 EPS in the range of $6.15 to $6.85 as reported, or $6.40 to $7.10 adjusted for realignment expenses

CLEVELAND, August 4, 2016 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today announced results for the fiscal 2016 fourth quarter and full year ended June 30, 2016. Fiscal 2016 fourth quarter sales decreased 6% to $2.96 billion compared with $3.14 billion in the same quarter a year ago. Fiscal 2016 fourth quarter net income increased 35% to $241.9 million compared with $179.6 million in the fourth quarter of fiscal 2015. Fiscal 2016 fourth quarter earnings per share were $1.77, an increase of 39% compared with $1.27 per share in the prior year quarter. Adjusted earnings per share were $1.90 in the fiscal 2016 fourth quarter, an increase of 33% compared with adjusted earnings per share of $1.43 in the prior year quarter. A reconciliation of as reported to adjusted earnings per share and segment operating margins is included with the financial tables accompanying this news release.

For the full year, fiscal 2016 sales were $11.4 billion, an 11% decline compared with $12.7 billion in fiscal 2015. Net income for fiscal 2016 was $807.2 million, a 20% decline compared with $1,012.6 million in fiscal 2015. Fiscal 2016 earnings per share were $5.89, a 15% decline compared with $6.97 per share in fiscal 2015. Adjusted earnings per share for fiscal 2016 were $6.46, an 11% decline compared with adjusted earnings per share of $7.25 in the prior year. Cash flow from operations for fiscal 2016 was $1.2 billion or 10.3% of sales. Excluding a discretionary contribution to the company's pension plan of $200 million, fiscal 2016 cash flow from operations was 12.1% of sales.

"I am pleased we ended fiscal year 2016 on such a positive note with strong fourth quarter margin and cash flow performance, which largely reflects the actions we have taken under the new Win Strategy™,” said Tom Williams, Chairman and Chief Executive Officer. “Demand levels remained weak globally. Despite these conditions, we achieved adjusted segment operating margins of 15.6% for the fourth quarter, compared with 14.9% in the prior year quarter. Our adjusted decremental marginal return on sales was exceptional at 2.9% for the quarter and less than 25% for the sixth consecutive quarter. This level of performance is a credit to Parker team members globally for acting decisively and implementing structural cost improvements. We continue to make meaningful progress toward the goals we have established under the Win Strategy.”

Segment Results
Diversified Industrial Segment: North American fourth quarter sales decreased 11% to $1.26 billion and operating income was $221.2 million, compared with $228.9 million in the same period a year ago. International fourth quarter sales decreased 4% to $1.09 billion and operating income was $118.6 million, compared with $118.1 million in the same period a year ago.

Aerospace Systems Segment: Fourth quarter sales increased 2% to $602.3 million and operating income was $97.5 million, compared with $93.5 million in the same period a year ago.

Orders
Parker reported the following orders for the quarter ending June 30, 2016, compared with the same quarter a year ago:

•	Orders decreased 1% for total Parker;

•	Orders decreased 10% in the Diversified Industrial North America businesses;

•	Orders increased 3% in the Diversified Industrial International businesses; and

•	Orders increased 14% in the Aerospace Systems segment on a rolling 12-month average basis.

Share Repurchases
During the fourth quarter, the company repurchased approximately $108 million of Parker shares bringing the total repurchases for fiscal 2016 to approximately $558 million.

Outlook
For the fiscal year ending June 30, 2017, the company has issued guidance for earnings from continuing operations in the range of $6.15 to $6.85 per share, or $6.40 to $7.10 per share on an adjusted basis. Fiscal year 2017 guidance is adjusted for expected business realignment expenses of approximately $0.25 per share.

Williams added, “In many of our key markets we are seeing a decelerating rate of decline. While we see progress toward stabilization, we remain cautious in our outlook and are not anticipating any meaningful turnaround in global market conditions. In fiscal year 2017, we are estimating flat sales and significant margin improvement, reflecting the benefits of our Simplification and business restructuring actions and the new Win Strategy. Our primary focus will be on executing the fundamentals of the Win Strategy, which I am confident will allow us to take Parker performance to new levels and will result in a positive impact for our customers and shareholders. While we still have much more to accomplish, Parker is in a very strong position entering fiscal year 2017.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2016 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $11 billion in fiscal year 2016, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company has operations in 49 countries around the world. Parker has increased its annual dividends paid to shareholders for 60 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) segment operating margins and earnings per share without the effect of business realignment and voluntary retirement expenses; (b) the effect of business realignment expenses on forecasted earnings from continuing operations per share; and (c) cash flows from operations without the effect of a discretionary pension contribution. The effects of business realignment and voluntary retirement expenses and the discretionary pension contribution are removed to allow investors and the company to meaningfully evaluate changes in segment operating margin, earnings per share and cash flows from operations on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully the company’s capital allocation initiatives, including timing, price and execution of share repurchases; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2016				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands except per share amounts)	2016	2015	2016	2015

Net sales	$2,957,150	$3,144,508	$11,360,753	$12,711,744
Cost of sales	2,272,455	2,420,780	8,823,384	9,655,245
Gross profit	684,695	723,728	2,537,369	3,056,499
Selling, general and administrative expenses	338,572	391,796	1,359,360	1,544,746
Interest expense	32,715	34,797	136,517	118,406
Other (income), net	(22,798)	(6,838)	(73,236)	(38,893)
Income before income taxes	336,206	303,973	1,114,728	1,432,240
Income taxes	94,295	124,388	307,512	419,687
Net income	241,911	179,585	807,216	1,012,553
Less: Noncontrolling interests	115	131	376	413
Net income attributable to common shareholders	$241,796	$179,454	$806,840	$1,012,140

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.80	$1.29	$5.96	$7.08
Diluted earnings per share	$1.77	$1.27	$5.89	$6.97

Average shares outstanding during period - Basic	134,385,814	138,674,443	135,353,321	142,925,327
Average shares outstanding during period - Diluted	136,255,977	141,000,940	136,911,690	145,112,150

Cash dividends per common share	$0.63	$0.63	$2.52	$2.37

RECONCILIATION OF NET INCOME AND EARNINGS PER DILUTED SHARE TO ADJUSTED NET INCOME AND EARNINGS PER DILUTED SHARE
Net income	$241,911	$179,585	$807,216	$1,012,553
Adjustments:
Voluntary retirement expense	—	15,034	—	15,034
Business realignment charges	17,828	7,014	78,069	25,180
Adjusted net income	$259,739	$201,633	$885,285	$1,052,767

Earnings per diluted share	$1.77	$1.27	$5.89	$6.97
Adjustments:
Voluntary retirement expense	—	0.11	—	0.11
Business realignment charges	0.13	0.05	0.57	0.17
Adjusted earnings per diluted share	$1.90	$1.43	$6.46	$7.25

PARKER HANNIFIN CORPORATION - JUNE 30, 2016				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2016	2015	2016	2015
Net sales
Diversified Industrial:
North America	$1,260,203	$1,413,098	$4,955,211	$5,715,742
International	1,094,585	1,142,231	4,145,272	4,741,376
Aerospace Systems	602,362	589,179	2,260,270	2,254,626
Total net sales	$2,957,150	$3,144,508	$11,360,753	$12,711,744
Segment operating income
Diversified Industrial:
North America	$221,158	$228,861	$789,667	$955,501
International	118,634	118,134	448,457	583,937
Aerospace Systems	97,526	93,494	337,531	298,994
Total segment operating income	437,318	440,489	1,575,655	1,838,432
Corporate general and administrative expenses	46,620	63,077	173,203	215,396
Income before interest expense and other	390,698	377,412	1,402,452	1,623,036
Interest expense	32,715	34,797	136,517	118,406
Other expense	21,777	38,642	151,207	72,390
Income before income taxes	$336,206	$303,973	$1,114,728	$1,432,240

RECONCILIATION OF SEGMENT OPERATING MARGIN TO ADJUSTED SEGMENT OPERATING MARGIN

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
		Operating Margin		Operating Margin
Total segment operating income	$437,318	14.8%	$440,489	14.0%
Adjustments:
Voluntary retirement expense	—		18,057
Business realignment charges	25,024		9,150
Adjusted total segment operating income	$462,342	15.6%	$467,696	14.9%

	Twelve Months Ended June 30, 2016		Twelve Months Ended June 30, 2015
		Operating Margin		Operating Margin
Total segment operating income	$1,575,655	13.9%	$1,838,432	14.5%
Adjustments:
Voluntary retirement expense	—		18,057
Business realignment charges	106,642		31,849
Adjusted total segment operating income	$1,682,297	14.8%	$1,888,338	14.9%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2016
CONSOLIDATED BALANCE SHEET
	June 30,	June 30,
(Dollars in thousands)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,221,653	$1,180,584
Marketable securities and other investments	882,342	733,490
Trade accounts receivable, net	1,593,920	1,620,194
Non-trade and notes receivable	232,183	364,534
Inventories	1,173,329	1,300,459
Prepaid expenses	104,360	241,684
Total current assets	5,207,787	5,440,945
Plant and equipment, net	1,568,100	1,664,022
Goodwill	2,903,037	2,942,679
Intangible assets, net	922,571	1,013,439
Other assets	1,455,243	1,218,197
Total assets	$12,056,738	$12,279,282

Liabilities and equity
Current liabilities:
Notes payable	$361,840	$223,142
Accounts payable	1,034,589	1,092,138
Accrued liabilities	841,915	894,555
Accrued domestic and foreign taxes	127,597	139,285
Total current liabilities	2,365,941	2,349,120
Long-term debt	2,675,000	2,723,960
Pensions and other postretirement benefits	2,076,143	1,699,197
Deferred income taxes	54,395	63,222
Other liabilities	306,581	336,214
Shareholders' equity	4,575,255	5,104,287
Noncontrolling interests	3,423	3,282
Total liabilities and equity	$12,056,738	$12,279,282

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2016
CONSOLIDATED STATEMENT OF CASH FLOWS
	Twelve Months Ended June 30,
(Dollars in thousands)	2016	2015

Cash flows from operating activities:
Net income	$807,216	$1,012,553
Depreciation and amortization	306,843	317,491
Stock incentive plan compensation	71,293	96,093
Gain on sale of businesses	(10,666)	(6,420)
Loss on disposal of assets	414	14,953
(Gain) loss on sale of marketable securities	(723)	3,817
Net change in receivables, inventories, and trade payables	85,414	(13,948)
Net change in other assets and liabilities	(47,012)	(63,679)
Other, net	(42,936)	(58,919)
Net cash provided by operating activities	1,169,843	1,301,941
Cash flows from investing activities:
Acquisitions (net of cash of $3,814 in 2016 and $8,332 in 2015)	(67,552)	(18,618)
Capital expenditures	(149,407)	(215,527)
Proceeds from sale of plant and equipment	18,821	19,655
Proceeds from sale of businesses	24,325	37,265
Purchases of marketable securities and other investments	(1,351,464)	(1,747,333)
Maturities and sales of marketable securities and other investments	1,300,633	1,391,396
Other, net	(39,995)	(46,001)
Net cash (used in) investing activities	(264,639)	(579,163)
Cash flows from financing activities:
Net payments for common stock activity	(546,304)	(1,371,662)
Net proceeds from debt	85,843	667,307
Dividends	(341,962)	(340,389)
Net cash (used in) financing activities	(802,423)	(1,044,744)
Effect of exchange rate changes on cash	(61,712)	(111,005)
Net increase (decrease) in cash and cash equivalents	41,069	(432,971)
Cash and cash equivalents at beginning of period	1,180,584	1,613,555
Cash and cash equivalents at end of period	$1,221,653	$1,180,584

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2016
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2017
Forecasted earnings per diluted share	$6.15 to $6.85
Adjustments:
Business realignment charges	0.25
Adjusted forecasted earnings per diluted share	$6.40 to $7.10